Exhibit 99.1

Starwood Property Trust, Inc. Announces Sol Kumin to Join Board of Directors

Company Release - 07/16/2014 16:05

GREENWICH, Conn., July 16, 2014 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced that Sol Kumin, the former Chief Operating Officer of SAC Capital Advisors LP, has joined its Board of Directors. Mr. Kumin is replacing Jeffrey DiModica, who has accepted a position as Managing Director with Starwood Capital Group.

Mr. Kumin was most recently at SAC Capital Advisors LP where he served as the Chief Operating Officer from 2008 to 2014. Prior to joining SAC in 2005, he was a Vice President in the Equity Sales department at Sanford C. Bernstein & Co., part of AllianceBernstein LP. Mr. Kumin started his career at Lazard Asset Management as an associate in 1999. Mr. Kumin is a graduate of The Johns Hopkins University where he earned a bachelor’s degree in Political Science and Government.

Commenting on the appointment, Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust, said, “We could not be more pleased that Sol has agreed to serve on Starwood Property Trust’s Board. Sol is an experienced executive with a track record of helping to build and manage a top tier global investment company. He brings a broad perspective across capital markets and corporate strategy which will be of great value to our organization.”

Mr. Kumin added, “I am thrilled to be joining the board of one of the leading real estate finance companies, which I believe is uniquely positioned in the market today. I look forward to contributing to the board’s efforts as the Company continues to grow their premiere franchise.”

Once Mr. DiModica joins Starwood Capital Group, he is no longer deemed independent pursuant to NYSE rules and therefore is stepping down from Starwood Property Trust’s Board of Directors effective immediately in order for the Company to be in compliance with NYSE listing requirements.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, and other commercial real estate-related debt investments. The Company through its 2013 acquisition of LNR Property, LLC (“LNR”) now also operates as a special servicer in the United States and as a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. The Company may also invest in residential mortgage-backed securities, residential mortgage loans, distressed or non-performing commercial loans, commercial properties subject to net leases and commercial real estate owned. The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the

SEC.

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com

SOURCE Starwood Property Trust, Inc.